Exhibit 10.133
New Jersey
Loan No. 374-0185
NEW YORK LIFE PROMISSORY NOTE

$120,000,000.00Dated as of October 28, 2008

For value received, the undersigned, herein called “Borrowers”, promise to pay to the order of NEW YORK LIFE INSURANCE COMPANY (“New York Life”), a New York mutual insurance company, who, together with any subsequent holder of this note (hereinafter, this “Note”), is hereinafter referred to as “Lender”, at 51 Madison Avenue, New York, NY 10010 or at such other place as Lender shall designate in writing, in coin or currency which, at the time or times of payment, is legal tender for public and private debts in the United States, the principal sum of ONE HUNDRED TWENTY MILLION DOLLARS plus interest on the outstanding principal balance at the rate and payable as follows:

Interest shall accrue from the date of advance until maturity at the rate of six and eighty hundredths percent (6.80%) per annum (the “Interest Rate”).

Accrued interest only on the amount advanced shall be paid on the first day of the month following the date of advance (the “Amortization Period Commencement Date”).  On the first day of the following month and on the first day of each month thereafter until maturity, installments of principal and interest shall be paid in the amount of $782,311.00.  In the event a payment date falls on a weekend or a legal holiday, the payment shall be due on the preceding business day.

Interest will be calculated assuming each month contains thirty (30) days and each calendar year contains three hundred sixty (360) days.  In the event of a partial month, however, interest for such partial month will be calculated based on the actual number of days the principal balance of this Note is outstanding in the month and the actual number of days in the calendar year.

Payments shall be made directly to the Servicer, as defined in the Lien Instrument (as hereinafter defined), by electronic transfer of funds using the Automated Clearing House System.  The Northwestern Mutual Life Insurance Company (“Northwestern”) is the initial Servicer.  Borrowers shall have no liability to Lender or Northwestern (“Co-Lender”) in the event of the misapplication of payments by the Servicer.  All installments shall be applied first in payment of interest, calculated monthly on the unpaid principal balance, and the remainder of each installment shall be applied in payment of principal.  The entire unpaid principal balance plus accrued interest thereon shall be due and payable on November 1, 2018 (the “Maturity Date”).

Provided Lender has no further obligation to advance principal under this Note to Borrowers, Borrowers shall have the right, upon not less than ten (10) business days prior written notice, beginning on the first anniversary of the advance of funds of paying this Note in full with a prepayment fee.  Borrowers’ failure to prepay within twenty (20) business days of the date of Borrowers’ written notice of prepayment shall be deemed a withdrawal of Borrowers’ notice of prepayment, and Borrowers shall be required to submit another written notice of prepayment pursuant to the terms and conditions set forth in this Note if Borrowers thereafter elect to prepay this Note.  This prepayment fee represents consideration to Lender for loss of yield and reinvestment costs and shall also be payable (only if collected from the condemning authority as will be set forth in a side letter between Borrowers, Lender and Co-Lender) whenever prepayment occurs as a result of the application of Condemnation Proceeds, as defined in the Lien Instrument (as hereinafter defined), provided, however, that the side letter shall be binding upon all successors and assigns of Lender.  The prepayment fee shall be the greater of Yield Maintenance or one percent (1%) of the outstanding principal balance of this Note.

“Yield Maintenance” means the amount, if any, by which

(i) the present value of the Then Remaining Payments (as hereinafter defined) calculated using a periodic discount rate (corresponding to the payment frequency under this Note) which, when compounded for such number of payment periods in a year, equals the linearly interpolated per annum effective yield of the two (2) Most Recently Auctioned United States Treasury Obligations (as hereinafter defined) having maturity dates most nearly equivalent to the Average Life Date (as hereinafter defined) as reported by The Wall Street Journal (“WSJ”) dated one (1) business day prior to the date of prepayment (except that the WSJ Weekend Edition shall be used in lieu of the Monday WSJ provided the previous business day’s Treasury yields are published therein); exceeds

(ii) the outstanding principal balance of this Note (exclusive of all accrued interest).

If such United States Treasury obligation yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, then the periodic discount rate shall be equal to the linearly interpolated per annum effective yield of the two (2) Treasury Constant Maturity Series yields having maturity dates most nearly equivalent to the Average Life Date reported, for the latest day for which such yields shall have been so reported, as of one (1) business day preceding the prepayment date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded United States Treasury obligations.

“Then Remaining Payments” means payments in such amounts and at such times as would have been payable subsequent to the date of such prepayment in accordance with the terms of this Note.

“Most Recently Auctioned United States Treasury Obligations” means the U.S. Treasury bonds, notes and bills with maturities of 10 years, 5 years, 2 years and 1 year which, as of the date the prepayment fee is calculated, were most recently auctioned by the United States Treasury.

“Average Life Date” means the date which is the Average Life from the date of prepayment.

“Average Life” means the weighted-average time for the return of the then-remaining principal balance of the Indebtedness (as hereinafter defined) as of the date of prepayment.

Upon the occurrence of an Event of Default (as defined in the Lien Instrument) followed by the acceleration of the whole indebtedness evidenced by this Note, the payment of such indebtedness will constitute an evasion of the prepayment terms hereunder and be deemed to be a voluntary prepayment hereof and such payment will, therefore, to the extent not prohibited by law, include the prepayment fee required under the prepayment in full right recited above and, if such prepayment occurs prior to the first anniversary of the date hereof, then such payment will, to the extent not prohibited by law, include a prepayment fee equal to the greater of Yield Maintenance or ten percent (10%) of the outstanding principal balance of this Note.

In the event of a partial prepayment of this Note for any reason contemplated in the Loan Documents (as defined in the Lien Instrument), the prepayment fee, if required, shall be an amount equal to the prepayment fee if this Note were prepaid in full, multiplied by a fraction, the numerator of which shall be the principal amount prepaid and the denominator of which shall be the outstanding principal balance of this Note immediately preceding the partial prepayment date.

Notwithstanding the above, this Note may be prepaid in full at any time, without a prepayment fee, during the last sixty (60) days of the term of this Note, provided that at the time of prepayment Borrowers are not in default under any provision contained in the Loan Documents.

Borrowers acknowledge and agree that the Interest Rate hereunder shall be increased if certain financial statements and other reports are not furnished to Lender, all as described in more detail in the section of the Lien Instrument entitled “Financial Statements”.

This Note and a Promissory Note of even date herewith from Borrowers to Co-Lender in the amount of One Hundred Twenty Million Dollars (the “Northwestern Note”) is secured by certain property (the “Property”) in Jersey City, Hudson County, State of New Jersey described in a Mortgage and Security Agreement and Financing Statement (the “Lien Instrument”) of even date herewith executed by M-C PLAZA V L.L.C., a New Jersey limited liability company, CAL-HARBOR V URBAN RENEWAL ASSOCIATES L.P., a New Jersey limited partnership, and CAL-HARBOR V LEASING ASSOCIATES L.L.C., a New Jersey limited liability company, to THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY and NEW YORK LIFE INSURANCE COMPANY.  Any and all payments made by Borrowers, whether regularly-scheduled installment payments, voluntary prepayments or otherwise, shall be applied by the Servicer against this Note and the Northwestern Note ratably and without preference, pari passu.  Lender and Co-Lender are hereinafter referred to together as the “Lenders”.

Upon the occurrence of an Event of Default (as defined in the Lien Instrument), the whole unpaid principal hereof and accrued interest shall, at the option of Lender, to be exercised at any time thereafter, become due and payable at once without notice, notice of the exercise of, and notice of the intent to exercise, such option being hereby expressly waived.

All parties at any time liable, whether primarily or secondarily, for payment of indebtedness evidenced hereby, for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection; consent to the extension by Lender of the time of said payments or any part thereof; further consent that the real or collateral security or any part thereof may be released by Lender, without in any way modifying, altering, releasing, affecting, or limiting their respective liability or the lien of the Lien Instrument; and agree to pay reasonable attorneys’ fees and expenses of collection in case this Note is placed in the hands of an attorney for collection or suit is brought hereon and Lender prevails in such suit and any reasonable attorneys’ fees and expenses incurred by Lender to enforce or preserve its rights under any of the Loan Documents in any bankruptcy or insolvency proceeding.

All amounts due Lender including principal and, to the extent permitted by applicable law, interest not paid when due (without regard to any notice and/or cure provisions contained in any of the Loan Documents), including principal becoming due by reason of acceleration by Lender of the entire unpaid balance of this Note, shall bear interest from the due date thereof until paid at the Default Rate.  “Default Rate” means the lower of a rate equal to the interest rate in effect at the time of the default as herein provided plus 5% per annum or the maximum rate permitted by law.

In addition, if Borrower fails to make any payment to Lender when due and the failure continues for a period of five (5) business days or more, Borrower shall pay to Lender a late charge equal to three percent (3%) of the delinquent payment.

No provision of this Note shall require the payment or permit the collection of interest, including any fees paid which are construed under applicable law to be interest, in excess of the maximum permitted by law.  If any such excess interest is collected or herein provided for, or shall be adjudicated to have been collected or be so provided for herein, the provisions of this paragraph shall govern, and Borrowers shall not be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law.  Any such excess collected shall, at the option of Lender, unless otherwise required by applicable law, be immediately refunded to Borrowers or credited on the principal of this Note, without prepayment fee, immediately upon Lender’s awareness of the collection of such excess.

Notwithstanding any provision contained herein, in the Lien Instrument or any of the other Loan Documents to the contrary, if Lender shall take action to enforce the collection of the indebtedness evidenced hereby or secured by the Lien Instrument (collectively, the “Indebtedness”) or to enforce the collection or performance of any other obligation or liability of Borrowers under any of the other Loan Documents, its recourse shall, except as provided below, be limited to the Property or the proceeds from the sale of the Property and the proceeds realized by Lender in exercising its remedies (i) under the Absolute Assignment (as defined in the Lien Instrument), (ii) under the Guarantee of Recourse Obligations of even date herewith executed by Mack-Cali Realty, L.P., a Delaware limited partnership (the “Principal”) for the benefit of Lender and Co-Lender and under other separate guarantees, if any, (iii) under any of the other Loan Documents (as defined in the Lien Instrument), and (iv) in any other collateral securing the Indebtedness.  If such proceeds are insufficient to pay the Indebtedness or to pay or perform such other obligation or liability of Borrowers under any of the other Loan Documents, Lender will never institute any action, suit, claim or demand in law or in equity against Borrowers for or on account of such deficiency; provided, however, that the provisions contained in this paragraph

(i)	shall not in any way affect or impair the validity of the Indebtedness or the validity or enforceability of the remedies afforded by the Lien Instrument or any other Loan Document; and

(ii)	shall not prevent Lenders from seeking and obtaining a judgment against Borrowers, and Borrowers shall be personally liable, for the Recourse Obligations.

“Recourse Obligations” means

(a) rents and other income from the Property received by Borrowers or those acting on behalf of Borrowers during the one-year period preceding an Event of Default under the Loan Documents remaining uncured prior to the Conveyance Date (as hereinafter defined), which rents and other income have not been applied to the payment of principal and interest on the Notes or to reasonable operating expenses of the Property;

(b) amounts necessary to repair any damage to the Property caused by the intentional acts or omissions of Borrowers or those acting on behalf of Borrowers; provided, however, that Borrowers shall not be liable for damage caused by omissions, if the Property generates insufficient cash flow to enable Borrowers to take the action necessary to prevent the damage;

(c) insurance loss proceeds and Condemnation Proceeds (as defined in the Lien Instrument) released to Borrowers but not applied in accordance with any agreement between Borrowers and Lenders as to their application;

(d) the amount of insurance loss proceeds which would have been available with respect to a casualty on the Property, but were not available due to (i) a default by Borrowers in carrying all insurance required by Lenders pursuant to the Loan Documents, or (ii) insurance coverage for acts of terrorism not being available after the date hereof;

(e) damages suffered by Lenders as a result of fraud or misrepresentation in connection with the Indebtedness by Borrowers or any other person or entity acting on behalf of Borrowers;

(f) (i) any payments in lieu of real estate taxes due and owing with respect to the Property on the Conveyance Date, (ii) indemnification from and against any actual damages sustained by Lenders after an Event of Default as a result of the Borrowers’ termination of that certain Financial Agreement dated June 2, 1999 by and between Cal-Harbor V Urban Renewal Associates L.P. and the City of Jersey City, as amended by that certain Amendment to Financial Agreement effective as of December 1, 2000 (together, the “Financial Agreement”) (which may include pre-Event of Default real estate taxes in excess of the Annual Service Charge) (as such term is defined in the Financial Agreement), and (iii) indemnification from and against any actual damages sustained by Lenders after an Event of Default as a result of an increase in the Annual Service Charge resulting from the current negotiations between the Borrowers and the City of Jersey City regarding the proper allocation of certain project costs, the total project costs and the amount of the Annual Service Charge (which may include pre-Event of Default increases in the Annual Service Charge);

(g) amounts in excess of any rents or other revenues collected by Lenders from operation of the Property from and after acceleration of the Indebtedness until the Conveyance Date, which amounts are necessary to (i) pay real estate taxes, special assessments and insurance premiums then due and payable with respect to the Property (to the extent not previously deposited with Lenders by Borrowers pursuant to the provisions of the Lien Instrument in the section entitled “Deposits by Mortgagor”), and (ii) fulfill Borrowers’ obligations as lessor under any leases of the Property and required to be performed at such time, in each case, either paid by Lenders and not reimbursed prior to, or remaining due or delinquent on, the Conveyance Date;

(h) all security deposits under leases of the Property or any portion of the Property collected by Borrowers, any agent of Borrowers or any predecessor of Borrowers, and not refunded to the tenants thereunder in accordance with their respective leases, applied in accordance with such leases or law or delivered to Lenders, and all rents collected more than thirty (30) days in advance by Borrowers, any agent of Borrowers or any predecessor of Borrowers and not applied in accordance with the leases of the Property or delivered to Lenders, or applied to the operating expenses of the Property;

(i) all outstanding amounts due under the Indebtedness, including principal, interest and other charges if there shall be a breach by Borrowers beyond any applicable notice and/or cure period of any of their covenants set forth in the Lien Instrument in the sections entitled: (i) “Prohibition on Transfer/One-Time Transfer”; or (ii) “Other Liens”, such that the breach becomes an Event of Default; and

(j) reasonable attorneys’ fees and expenses incurred to the extent suit is brought to collect any of the amounts described in subparagraphs (a) though (i), above and Lenders prevail in such suit.

“Conveyance Date” means the earliest to occur of: (i) the later of (a) the date on which title vests in the purchaser at the foreclosure sale of the Property pursuant to the Lien Instrument or (b) the date on which Borrowers’ statutory right of redemption shall expire or be waived, (ii) a Valid Tender Date, or (iii) the date of the conveyance of the Property to Lender and Co-Lender or their designee(s) by Borrowers in lieu of foreclosure.

“Valid Tender Date” means the date on which a Tender is made which, with the passage of time, becomes a Valid Tender.

“Tender” means the tender by Borrowers of (i) true, complete and accurate copies of all leases of the Property with an instrument assigning them to Lenders or Lenders’ designee, and (ii) a special warranty deed conveying good and marketable title to the Property to Lenders or Lenders’ designee, subject to no liens or encumbrances subordinate to the lien securing the Indebtedness not previously approved in writing by Lenders or permitted without Lenders’ consent pursuant to the Loan Documents.  If title to the Property is in the same condition as approved by Lenders on the Loan Closing Date, as evidenced by Lenders’ title insurance policy, subject only to subsequent liens and encumbrances previously approved by Lenders or permitted without Lender’s consent pursuant to the Loan Documents, then title shall be deemed to be good and marketable.

“Valid Tender” means (i) a Tender, and (ii) the passage of the Review Period, during which period, Borrowers shall not create any consensual liens on the Property and Borrowers shall not be or become a debtor in any bankruptcy proceeding or the subject of any other insolvency proceeding (other than a bankruptcy or other insolvency proceeding commenced by Lenders or any of their Affiliates) unless the Tender is approved by the Bankruptcy Court or other court having jurisdiction over such insolvency proceeding, at which time it shall become a Valid Tender.

“Review Period” means the period of time from the date of the Tender until the earlier of (i) sixty (60) days thereafter, or (ii) the date of acceptance of the Tender by Lenders or Lenders’ designee.

Lenders or Lenders’ designee shall have the Review Period to accept or reject a Tender to enable Lenders or Lenders’ designee to review title to, and obtain an environmental assessment of, the Property, and, at Lenders’ or Lenders’ designee’s option, the deed and lease assignment shall be deposited into an escrow during the Review Period.

If Lenders or Lenders’ designee shall not accept such Tender within the Review Period, the Tender shall be deemed to be rejected, but a Valid Tender shall remain a Valid Tender despite such rejection.

It is understood and agreed that, from time to time, Borrowers may, for their own purposes and for the benefit of Lenders, identify certain individuals or entities affiliated with Principal who may severally guarantee such portion of the Loan as will be set forth in each new guaranty agreement entered into by each such individual or entity in favor of and delivered to Lenders.  The new guaranty agreements may be amended, supplemented, modified, restated or terminated, and the identity of the new guarantors may be changed by written notice by Borrowers to Lenders from time to time; provided, however, that (a) any such new guaranty agreements, amendments, supplements, modifications and/or restatements (collectively, the “Additional Guaranties”) shall be acceptable to Lenders in form and substance, (b) any Additional Guaranties shall be in compliance with all applicable laws, (c) any Additional Guaranties shall have no effect whatsoever on the continuing validity and enforceability of the Loan Documents including, without limitation, any guaranty required by Lenders of any of the obligations thereunder including, without limitation, the Guarantee of Recourse Obligations and the Environmental Indemnity Agreement executed by Principal in connection with the Indebtedness, or any amendment, supplement, modification and/or restatement thereof, and (d) Lenders shall have no obligation to pursue their rights under any Additional Guaranties as a condition of enforcing any of their remedies with respect to any other Loan Document, or otherwise, and the guarantors under the Additional Guaranties shall have no rights of subrogation against the Borrowers or any guarantor of, or obligor under, any Loan Documents required by Lenders including, without limitation, the Guarantee of Recourse Obligations and the Environmental Indemnity Agreement executed by Principal on the Loan Closing Date.

It is a further condition of Lenders accepting any of the Additional Guaranties that an opinion be provided by Borrowers’ counsel with respect to the validity and the enforceability of the Loan Documents that shall contain such provisions as Lenders shall reasonably require with respect to any such Additional Guaranty, including such counsel’s opinion that any Additional Guaranty shall have no effect whatsoever on the continuing validity and enforceability of the Loan Documents including, without limitation, the Guarantee of Recourse Obligations and the Environmental Indemnity Agreement executed by Principal on the Loan Closing Date, and that Lenders shall have no obligation to pursue their rights under any Additional Guaranty as a condition of pursuing any other remedy, or otherwise.

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This Note, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the State of New York.
M-C PLAZA V L.L.C., a New Jersey limited liability company

By:       Mack-Cali Realty, L.P.,
a Delaware limited partnership, its sole member

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By: /s/ Barry Lefkowitz
Name: Barry Lefkowitz
Title: Executive Vice President and Chief Financial Officer

CAL-HARBOR V URBAN RENEWAL ASSOCIATES L.P., a New Jersey limited partnership

By:       Mack-Cali Sub X, Inc.,
a Delaware corporation, its general partner

By: /s/ Barry Lefkowitz
Name: Barry Lefkowitz
Title: Executive Vice President and Chief Financial Officer

CAL-HARBOR V LEASING ASSOCIATES L.L.C., a New Jersey limited liability company

By:       Mack-Cali Realty, L.P.,
a Delaware limited partnership, its sole member

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By: /s/ Barry Lefkowitz
Name: Barry Lefkowitz
Title: Executive Vice President and Chief Financial Officer